UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 17, 2007

(Date of Earliest Event Reported)

KYPHON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	77-0366069
(State or Other Jurisdiction of Incorporation or Organization)	000-49804	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)

(408) 548-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

ITEM 8.01.	Other Events.

Under the terms of the merger agreement dated as of December 4, 2006 entered into between Kyphon Inc. (the “Company”), St. Francis Medical Technologies, Inc. (“St. Francis”), and the other parties thereto, the Company is obligated to make contingent payments of up to $200,000,000, which become immediately due and payable after the Company takes action effectuating, approving or consenting to a change in control of the Company, such as the acquisition of the Company by Medtronic, Inc. (“Medtronic”). These contingent payments became due following the Company’s entry into an Agreement and Plan of Merger, dated as of July 26, 2007, with Medtronic and a wholly owned subsidiary of Medtronic, and will be paid in full in cash by August 31, 2007.

The Company is funding the $200,000,000 payment to St. Francis’ security holders through borrowings under the Company’s Credit Agreement dated as of January 18, 2007 (as amended by Amendment No. 1 to Credit Agreement dated as of January 29, 2007) (the “Credit Agreement”). In connection with the Company’s draw-down, on August 17, 2007, the Company entered into Amendment No. 2 to Credit Agreement with Bank of America, N.A., in its capacity as agent for the lenders, pursuant to which the lenders waived any default arising from such payment to St. Francis’ security holders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2007

KYPHON INC.

By:	/s/ Maureen L. Lamb
Maureen L. Lamb
Vice President, Chief Financial Officer and Treasurer